Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Soyo Group, Inc. and Subsidiary
Ontario, California

We consent to the incorporation by reference in the Registration Statement of Soyo Group, Inc. and Subsidiary on Form S-8 (No. 333-123155) of our report dated March 31, 2008 relating to the consolidated financial statements of Soyo Group, Inc. and Subsidiary as of December 31, 2007 and 2006 and for the years then ended, which report is included in this Annual Report on Form 10-K.


/s/ Vasquez & Company, LLP
Los Angeles, California
March 31, 2008